      As filed with the Securities and Exchange Commission on May 1, 2000

                                                      Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ----------------
                            CELL THERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)
                                ----------------

            Washington                           2384                          91-1533912
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

                            201 Elliott Avenue West
                           Seattle, Washington 98119
                                 (206) 282-7100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ----------------
                                James A. Bianco
                     President and Chief Executive Officer
                            Cell Therapeutics, Inc.
                            201 Elliott Avenue West
                           Seattle, Washington 98119
                                 (206) 282-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                    Copy to:
                            Michael J. Kennedy, Esq.
                             Michael S. Dorf, Esq.
                             Torrey J. Miller, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300
                                ----------------
   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ----------------
                        CALCULATION OF REGISTRATION FEE

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 Title of each class of               Proposed maximum Proposed maximum
    securities to be     Amount to be  offering price      aggregate          Amount of
       registered         registered     per share     offering price(1) registration fee(1)
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Common Stock, no par
 value per share.......   5,000,000       $17.219         $86,095,000          $22,729
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(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Company's Common Stock on April 24, 2000, as reported on the Nasdaq National Market.
                                ----------------
   CTI hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until CTI shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and  +
+may be changed. These securities may not be sold until the registration       +
+statement filed with the Securities and Exchange Commission is effective. + +This prospectus is not an offer to sell nor does it seek an offer to buy +
+these securities in any jurisdiction where the offer or sale is not           +
+permitted.                                                                    +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY 1, 2000

PRELIMINARY PROSPECTUS

                                5,000,000 Shares

                            CELL THERAPEUTICS, INC.

                                  Common Stock

                                  -----------

  This prospectus relates to the 5,000,000 shares of the common stock of Cell Therapeutics, Inc., a Washington corporation. This stock may be sold from time to time by the shareholders named on page 11.

                                  -----------

  An investment in the shares of CTI's common stock offered hereby involves certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

                                  -----------

  Our common stock is quoted on the Nasdaq National Market under the symbol "CTIC." On April 26, 2000, the closing price for the common stock was $17.813.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                 The date of this Prospectus is        , 2000.

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                            CELL THERAPEUTICS, INC.

   CTI is a pharmaceutical research and development company that focuses on the discovery, development and commercialization of small molecule drugs relevant to the treatment of cancer. CTI's initial business strategy is to build a diversified, vertically integrated portfolio of oncology products targeting major unmet needs in the treatment of patients with cancer. CTI's principal executive offices are located at 201 Elliott Avenue West, Seattle, WA 98119. CTI's telephone number is (206) 282-7100.

   In January, 2000, we acquired the drug arsenic trioxide upon our acquisition of PolaRx, a single product company that owned the rights to arsenic trioxide. In connection with the acquisition, we issued 2,000,000 shares of our common stock at signing and may issue an additional 3,000,000 shares to PolaRx shareholders upon the earlier of approval of a new drug application by the FDA for ATO or five years from the acquisition date. The acquisition agreement requires shareholder approval for 2,000,000 of the additional shares and payments to be made in our stock if the annualized sales thresholds are achieved. If our shareholders do not approve the issuance of these additional shares, we will pay the PolaRx shareholders in cash. Two additional payouts tied to sales thresholds of $10 million and $20 million in any four consecutive quarters, may be payable in tranches of $4 million and $5 million at the then fair market value of our stock, at the time such thresholds are achieved. For annual sales of arsenic trioxide in excess of $40 million, PolaRx shareholders will receive a 2% royalty on net sales payable at the then fair market value of our common stock or, in certain circumstances, cash. We assumed $5 million of PolaRx's outstanding liabilities and commitments and expect to have substantial pre-commercialization expenses associated with the launch of arsenic trioxide, should we receive marketing approval from the FDA.

                                  RISK FACTORS

   You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to invest in the shares.

If we continue to incur net losses, we may not achieve or maintain profitability.

   We were incorporated in 1991 and have incurred a net operating loss every year. As of December 31, 1999, we had an accumulated deficit of approximately $158.4 million. We have not generated any product revenue from sales to date. We may never generate revenue nor become profitable, even if we are able to commercialize any products. We will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, we expect will result in substantial increasing operating losses for at least the next several years. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we do not successfully develop products, we may be unable to generate any revenue.

   Our leading drug candidates, arsenic trioxide, PG-TXL and Apra, are currently in clinical trials. These clinical trials of the drug candidates involve the testing of potential therapeutic agents, or effective treatments, in humans in three phases to determine the safety and efficacy of the drug candidates necessary for an approved drug. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our drugs progress successfully through initial human testing, they may fail in later stages of development. A number of companies in the pharmaceutical industry, including CTI, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. For example, in our first phase III human trial for lisofylline, completed in March 1998, we failed to meet our two primary endpoints, or goals, even though we met our endpoints in two earlier phase II trials for lisofylline. As a result, we are no longer developing lisofylline as a potential product. In addition, data obtained from clinical trials are susceptible to varying interpretations. Government regulators and our collaborators may not agree with our interpretation of our future clinical trial results. The clinical trials of arsenic trioxide, PG-TXL and Apra or any of our future drug candidates may not be successful.

   Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

Even if our drug candidates are successful in clinical trials, we may not be able to successfully commercialize them.

   Since our inception in 1991, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. All of our compounds currently are in research or development, and none has been submitted for marketing approval. Our other compounds may not enter human clinical trials on a timely basis, if at all, and we may not develop any product candidates suitable for commercialization. Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may:

  . be found ineffective or cause harmful side effects during preclinical testing or clinical trials

  . fail to receive necessary regulatory approvals

  . be difficult to manufacture on a large scale

  . be uneconomical to produce

  . fail to achieve market acceptance

  . be precluded from commercialization by proprietary rights of third parties

   Our product development efforts or our collaborative partners' efforts may not be successfully completed and we may not obtain required regulatory approvals. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance.

Because we based several of our drug candidates on unproven novel technologies, we may never develop them into commercial products.

   We base many of our product candidates upon novel delivery technologies which we are using to discover and develop drugs for the treatment of cancer. This technology has not been proven. Furthermore, preclinical results in animal studies may not predict outcome in human clinical trials. Our product candidates may not be proven safe or effective. If this technology does not work, our drug candidates may not develop into commercial products.

We may not complete our clinical trials in the time expected which could delay or prevent the commercialization of our products.

   Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient accruals. Clinical trials involving our product candidates may not commence nor be completed as forecasted. We have limited experience in conducting clinical trials. In certain circumstances we rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. In addition, certain clinical trials for our products will be conducted by government-sponsored agencies and consequently will be dependent on governmental participation and funding. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. These trials may not commence or be completed as we expect. They may not be conducted successfully. Failure to commence or complete, or delays in, any of our planned clinical trials could delay or prevent the commercialization of our products and harm our business.

If we fail to adequately protect our intellectual property, our competitive position could be harmed.

   Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to:

  . obtain patent protection for our products or processes both in the United
    States and other countries

  . protect trade secrets

  . prevent others from infringing on our proprietary rights

   In particular we believe that linking our polymers to existing drugs may yield patentable subject matter. We do not believe that our polymer-drug conjugates will infringe any third-party patents covering the underlying drug. However, we may not receive a patent for our polymer conjugates and we may be challenged by the holder of a patent covering the underlying drug.

   The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotech patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

   Patent applications in which we have rights may never issue as patents and the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect our orphan drug designations or patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology.

   We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

If any of our license agreements for intellectual property underlying arsenic trioxide, PG-TXL or any other product are terminated, we may lose our rights to develop or market that product.

   Patents issued to third parties may cover our products as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop.

   We have licensed intellectual property, including patent applications from Memorial Sloan Kettering Cancer Institute, Samuel Waxman Cancer Research Foundation, Beijing Medical University and others, including the intellectual property underlying our most advanced product candidate, arsenic trioxide. We have also in-licensed the intellectual property relating to our polymer drug delivery technology, including PG-TXL. Some of our product development programs depend on our ability to maintain rights under these licenses. Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under that license. We may not be able to meet our obligations under these licenses. If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology.

Our products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

   Although we attempt to monitor the patent filings of our competitors in an effort to guide the design and development of our products to avoid infringement, third parties may challenge the patents that have been issued or licensed to us. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

Our lack of operating experience may cause us difficulty in managing our growth.

   We have no experience in selling pharmaceutical products and only limited experience in negotiating, establishing and maintaining strategic relationships, in manufacturing or procuring products in commercial quantities and conducting other later-stage phases of the regulatory approval process. Furthermore, we only recently acquired our first leading drug candidate, arsenic trioxide, in January from PolaRx. We have no experience with respect to the launch of a commercial product. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls, particularly with respect to arsenic trioxide. If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

If we fail to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, our products could become obsolete.

   Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing these products.

We face direct and intense competition from our rivals in the biotechnology and pharmaceutical industries and we may not compete successfully against them.

   The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

   Our competitors may succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. In particular, we face direct competition from many companies focusing on delivery technologies. Drugs resulting from our research and development efforts, if approved for sale, may not compete successfully with our competitors' existing products or products under development.

If we fail to raise substantial additional capital, we will have to curtail or cease operations.

   We expect that our existing capital resources and the interest earned thereon will enable us to maintain our current and planned operations until mid-2001. Beyond that time, if our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. We will require substantial funds to: (1) continue our research and development programs, (2) in-license or acquire additional technologies, and (3) conduct preclinical studies and clinical trials. We may need to raise additional capital to fund our operations repeatedly. We may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Our capital requirements will depend upon numerous factors, including the following:

  . the establishment of additional collaborations

  . the development of competing technologies or products

  . changing market conditions

  . the cost of protecting our intellectual property rights

  . the purchase of capital equipment

  . the progress of our drug discovery and development programs, the progress of our collaborations and receipt of any option/license, milestone and royalty payment resulting from those collaborations

  . in-licensing and acquisition opportunities

   Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may curtail operations significantly. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership of the company.

Our stock price is extremely volatile, which may affect our ability to raise capital in the future.

   The market price for securities of biopharmaceutical and biotechnology companies, including that of ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, in the last twelve months, our stock price has ranged from a low of $1.3125 to a high of $52.00. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

   Factors that may have a significant impact on the market price and marketability of our common stock include:

  . announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors

  . our quarterly operating results

  . announcements by us or others of results of preclinical testing and clinical trials

  . developments or disputes concerning patent or other proprietary rights

  . developments in our relationships with collaborative partners

  . acquisitions

  . litigation

  . adverse legislation, including changes in governmental regulation and the status of our regulatory approvals or applications

  . third-party reimbursement policies

  . changes in securities analysts' recommendations

  . changes in health care policies and practices

  . economic and other external factors

  . general market conditions

   In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

There are a substantial number of unregistered shares of our common stock which, when registered for resale, could result in a decrease in our stock price or impair our ability to raise funds in future equity offerings.

   The sale, or availability for sale, of substantial amounts of our common stock in the public market could materially decrease the market price of our common stock and could impair our ability to raise additional capital. We have filed a resale registration statement for 4,624,277 shares of our common stock underlying our Series D preferred stock and warrants issued in November 1999.

   Any sales by existing shareholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of the common stock.

Our dependence on third-party manufacturers means that we may not have sufficient control over the manufacture of our products.

   We currently do not have internal facilities for the manufacture of any of our products for clinical or commercial production. We will need to develop additional manufacturing resources, enter into collaborative arrangements with other parties which have established manufacturing capabilities or elect to have other third parties manufacture our products on a contract basis. For example, we are a party to an agreement with Aerojet to furnish Apra bulk drug substance for future clinical studies. We are dependent on such collaborators or third parties to supply us in a timely way with products manufactured in compliance with standards imposed by the FDA and foreign regulators. The manufacturing facilities of contract manufacturers may not comply with applicable manufacturing regulations of the FDA nor meet our requirements for quality, quantity or timeliness.

We may face difficulties in achieving acceptance of our products in the market due to our lack of sales and marketing capabilities and other factors.

   We have no direct experience in marketing, sales or distribution. The creation of infrastructure to commercialize pharmaceutical products is an expensive and time-consuming process. In the event that arsenic trioxide achieves regulatory approval, we will need to build a sales and marketing force to market the product. Should we have to market and sell our other products directly, we would need to further develop a marketing and sales force with sufficient technical expertise and distribution capability. We may be unable to develop the necessary marketing and sales capabilities and we may fail to gain market acceptance for our products.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to pursue collaborations or develop our own products.

   We are highly dependent on Dr. James A. Bianco, Chief Executive Officer, and Dr. Jack Singer, Executive Vice President, Research Program Chairman. The loss of these principal members of our scientific or management staff, or failure to attract or retain other key scientific personnel employees, could prevent us from pursuing collaborations or developing our products and core technologies. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to our success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we rely on consultants and advisors, including our scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our consultants and advisors are employed by other employers or are self-employed, and have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

If we fail to obtain regulatory approvals, we will be unable to commercialize our products.

   We do not have a drug product approved for sale in the U.S. or any foreign market. We must obtain approval from the FDA in order to sell our drug products in the U.S. and from foreign regulatory authorities in order to sell our drug products in other countries. We recently submitted our first new drug application for approval to the FDA for arsenic trioxide. Once an application is submitted, the FDA could reject the application or require us to conduct additional clinical or other studies as part of the regulatory review process. Delays in obtaining or failure to obtain FDA approvals would prevent or delay the commercialization of our drug products, which could prevent, defer or decrease our receipt of revenues.

   The regulatory review and approval process is lengthy, expensive and uncertain. Extensive preclinical and clinical data and supporting information must be submitted to the FDA for each indication for each drug in order to secure FDA approval. We have limited experience in obtaining such approvals, and cannot be certain when we will receive these regulatory approvals, if ever.

   In addition to initial regulatory approval, our drug products will be subject to extensive and rigorous ongoing domestic and foreign government regulation, as we discuss in more detail in "Business--Government Regulation." Any approvals, once obtained, may be withdrawn if compliance with regulatory requirements is not maintained or safety problems are identified. Failure to comply with these requirements may subject us to stringent penalties.

Because there is a risk of product liability associated with our products, we face potential difficulties in obtaining insurance.

   Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we may not be able to avoid significant product liability exposure. Except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and it is possible that we will not be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could exceed our net worth.

Uncertainty regarding third-party reimbursement and health care cost containment initiatives may limit our returns.

   The ongoing efforts of governmental and third-party payors to contain or reduce the cost of health care will affect our ability to commercialize our products successfully. Governmental and other third-party payors increasingly are attempting to contain health care costs by:

  . challenging the prices charged for health care products and services

  . limiting both coverage and the amount of reimbursement for new therapeutic products

  . denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors

  . refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval

   In addition, the trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products.

   Even if we succeed in bringing any of our proposed products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could make it difficult or impossible to sell our products.

Although we believe that we adequately prepared for Year 2000 issues, it is possible that Year 2000 problems of other companies could impact our business.

   Although we have not experienced any Year 2000 problems, the systems of other companies on which we rely may still remain vulnerable to the Year 2000 issue. Potential impacts could include, but are not limited to, future revenue delays due to delayed research, development, clinical trials or agency approvals. We presently believe the Year 2000 issue will not pose significant operational problems for our computer systems or third-party relationships. We believe that the Year 2000 issues have been effectively avoided, but we have developed for each critical activity a contingency plan to allow operations to continue even if significant issues are experienced.

Since we use hazardous materials in our business, we may be subject to claims relating to improper handling, storage or disposal of these materials.

   Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or productions efforts.

We may not be able to conduct animal testing in the future which could harm our research and development activities.

   Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed by delaying or interrupting our research and development activities.

Because our charter documents contain certain anti-takeover provisions and we have a rights plan, it may be more difficult for a third party to acquire us, and the rights of some shareholders could be adversely affected.

   Our Restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or make a bid for us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock. In addition, we have adopted a shareholder rights plan that, along with certain provisions of our Restated Articles of Incorporation, may have the effect of discouraging certain transactions involving a change of control of the company.

                                USE OF PROCEEDS

   CTI will not receive any of the net proceeds from the sale of the shares of CTI common stock offered hereby, all of which proceeds will be received by the selling shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.cticseattle.com or at the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

   (a) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, filed April 28, 2000;

   (b) Current Report on Form 8-K filed March 22, 2000;

   (c) The description of CTI common stock contained in its registration statement on Form 10 filed June 27, 1996 and June 28, 1996, including any amendments or reports filed for the purpose of updating such descriptions; and

   (d) The description of CTI's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on November 15, 1996, including any amendments or reports filed for the purpose of updating such description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Louis A. Bianco
    Executive Vice President, Finance and Administration
    Cell Therapeutics, Inc.
    201 Elliott Avenue West
    Seattle, WA 98119
    (206) 282-7100

                              SELLING SHAREHOLDERS

   The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with CTI within the past three years other than as a result of the ownership of the shares or other securities of CTI. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                          Shares of Common Stock                         Shares of Common Stock
                            Beneficially Owned         Number of Shares    Beneficially Owned
                           Prior to Offering(7)         Offered Hereby     After the Offering          Shares
                          ---------------------------  for Shareholder's ----------------------------  Not Yet
Name of Beneficial Owner   Number      Percentage(1)      Account(2)      Number       Percentage(1)  Issued(6)
------------------------  ------------ --------------  ----------------- ------------- -------------- ---------
Ross D. Ain.............         1,833             *          1,833                --               *    1,100
Randi Albin.............        10,998             *         10,998                --               *    6,599
American Friends........         7,332             *          7,332                --               *    4,399
Leslie and Maria C.
 Anderson...............         2,292             *          2,292                --               *    2,292
Alfred Anzalone Family
 L.P....................         9,165             *          9,165                --               *    9,165
Ronald S. Baruch........         4,583             *          4,583                --               *    2,750
Sylvia Biggerstaff......         4,583             *          4,583                --               *    2,750
Biotechnologies
 Solutions, LLC.........        25,133             *         25,133                --               *   15,080
Evan Borak..............         7,332             *          7,332                --               *    4,399
Ralph and Lea Butler....         2,292             *          2,292                --               *    2,292
Francis Cappione........         4,583             *          4,583                --               *    2,750
Norman Chalif...........         1,833             *          1,833                --               *    1,833
Roger and Margaret
 Coleman................         4,583             *          4,583                --               *    2,750
Robert J. Conrads.......         4,583             *          4,583                --               *    2,750
Archibald Cox, Jr. .....         9,165             *          9,165                --               *    5,499
Michael L. Darling......         4,583             *          4,583                --               *    2,750
Drax Holdings...........        25,417             *          4,583             20,834              *    2,750
Joseph Edelman..........       105,644             *         27,496             78,148              *   16,498
Richard Elkin...........         4,583             *          4,583                --               *    2,750
Ralph Ellison...........       348,285          1.20%       348,285                --               *  208,971
S. Edmond Farber........         8,750             *          4,583              4,167              *    2,750
Lauren Fischer..........         5,500             *          5,500                --               *    3,300
Marc Florin.............        33,551             *         10,830             22,721              *    6,498
Albert J. Freid.........       168,599             *         54,992            113,607              *   32,995
George Getz.............         2,292             *          2,292                --               *    1,375
Thomas Glover...........         2,292             *          2,292                --               *    1,375
Geoff Greene............         7,332             *          7,332                --               *    4,399
Douglas Hamilton........        21,997             *         21,997                --               *   13,198
Joseph Hickey...........         9,165             *          9,165                --               *    9,165
Hull Overseas, Ltd. ....        18,330             *         18,330                --               *   10,998
Imprimis Investors,
 LLC....................         9,165             *          9,165                --               *    5,499
J. F. Shea Co., Inc.....        18,330             *         18,330                --               *   10,998
David Jaroslawicz.......        23,463             *         23,463                --               *   23,463
Gary Kanzer.............        18,330             *         18,330                --               *   10,998
Steve H. Kanzer.........       274,962             *        274,962                --               *  164,977
William Kanzer..........        18,330             *         18,330                --               *   10,998
Peter M. Kash...........       135,398             *        135,398                --               *   81,239
Scott Katzmann(3)(4)....        55,125             *         22,625             32,500              *   13,575
Donald R. Kendall.......         4,583             *          4,583                --               *    2,750
Lawrence Kessel.........        24,013             *         24,013                --               *   14,408
Keys Foundation.........        13,748             *         13,748                --               *    8,249
Robert Klein and Myriam
 Gluck..................         4,583             *          4,583                --               *    2,750
John Knox...............        10,313             *         10,313                --               *    6,188
Roger Lash..............         4,583             *          4,583                --               *    2,750
Ronald Lazar IRA........         4,583             *          4,583                --               *    2,750
Jay Lobell..............        23,463             *         23,463                --               *   14,078
Donna Lozito............         8,065             *          8,065                --               *    4,839
Richard and Gay
 Lydecker...............           917             *            917                --               *      550
Harris Lydon............         4,583             *          4,583                --               *    4,583
Timothy
 Mclnerney(3)(4)........        98,975             *         26,475             72,500              *   15,885
Kevin McManus...........         4,583             *          4,583                --               *    2,750
Fred H. Mermelstein.....       183,308             *        183,308                --               *  109,985
Moonlight International,
 Ltd. ..................        27,496             *         27,496                --               *   16,498
Arthur Nagle............         4,583             *          4,583                --               *    2,750
Osterweis Revocable
 Trust..................         4,583             *          4,583                --               *    2,750
Palmetto Partners,
 Ltd....................         9,165             *          9,165                --               *    5,499
John Papadimitropoulos..         4,583             *          4,583                --               *    2,750

                          Shares of Common Stock                    Shares of Common Stock
                            Beneficially Owned    Number of Shares    Beneficially Owned
                           Prior to Offering(7)    Offered Hereby     After the Offering     Shares
                          ----------------------- for Shareholder's -----------------------  Not Yet
Name of Beneficial Owner   Number   Percentage(1)    Account(2)      Number   Percentage(1) Issued(6)
------------------------  --------- ------------- ----------------- --------- ------------- ---------
Anthony Polak...........      8,750         *             4,583         4,167        *          2,750
Frederick S. Polak......      8,750         *             4,583         4,167        *          2,750
Alexander Pomper........      9,165         *             9,165           --         *          5,499
Tis Prager..............      2,750         *             2,750           --         *          1,650
RL Capital Partners.....     25,832         *             9,165        16,667        *          5,499
Bradley Rogers..........     29,330         *            29,330           --         *         17,598
Mark C. Rogers..........    366,615      1.27%          366,615           --         *        219,969
Merideth Rogers.........     29,330         *            29,330           --         *         17,598
Blossom Rosenwald.......     36,662         *            36,662           --         *         21,997
John Rosenwald..........     36,662         *            36,662           --         *         21,997
Lindsay
 Rosenwald(3)(4)(5).....  4,348,084     14.80%        2,434,792     1,913,292     6.51%     1,460,874
Seth Rosenwald..........     36,662         *            36,662           --         *         21,997
Jonathan Rothschild.....      6,667         *             4,583         2,084        *          2,750
Wayne L. Rubin..........     54,992         *            54,992           --         *         32,995
Joseph Rudick...........     11,433         *            11,433           --         *          6,860
Karl Ruggeberg..........     12,035         *            12,035           --         *          7,221
David W. Ruttenberg.....      4,583         *             4,583           --         *          2,750
M. D. Sabbah............      4,583         *             4,583           --         *          2,750
Peter Salomon...........     24,013         *            24,013           --         *         14,408
Roy and Marlena
 Schaeffer..............      2,292         *             2,292           --         *          1,375
Uri Shabato.............      2,292         *             2,292           --         *          1,375
Gerald Shepps...........      2,292         *             2,292           --         *          1,375
Gary Strauss............      4,583         *             4,583           --         *          2,750
David Tanen(3)(4).......     81,573         *            73,323         8,250        *         43,994
Myron M. Teitelbaum,
 M.D....................      3,666         *             3,666           --         *          2,200
The Holding Company.....      9,165         *             9,165           --         *          5,499
Tokenhouse Trading
 Company................     18,330         *            18,330           --         *         10,998
Mark and Sallie Lynn
 Walko..................      4,583         *             4,583           --         *          2,750
Jin Wang................     14,665         *            14,665           --         *          8,799
Raymond Warrell.........     43,994         *            43,994           --         *         26,396
Warwick Investments.....      4,583         *             4,583           --         *          2,750
Michael Weiser(3)(4)....     74,992         *            54,992        20,000        *         32,995
Michael S. Weiss........     91,654         *            91,654           --         *         54,992
Bruno Widmer............      2,750         *             2,750           --         *          1,650
William Willet..........     18,330         *            18,330           --         *         10,998
Robert Williamson.......      6,874         *             6,874           --         *          4,124
Wolcot Capital Money
 Purchase...............      9,165         *             9,165           --         *          5,499

--------
* Represents beneficial ownership of less than one percent.
(1) Based on the number of shares outstanding on March 31, 2000, and assumes the conversion of 3,800 shares of convertible Series D preferred stock into 1,757,226 shares of common stock at March 31, 2000 and includes 3,000,000 shares of common stock that may be issued as described in Note (6).
(2) Assumes sale of all shares of common stock offered by the selling shareholders. CTI has registered for resale under this prospectus a maximum of up to 5,000,000 shares of its common stock. In addition, the actual number of shares of common stock offered for resale may be higher or lower based on issuances of additional shares in the event of any future stock dividends, stock distributions, stock splits or similar capital readjustments.
(3) Includes shares convertible upon the exercise of underlying warrants. Warrants were assigned by Paramount to the following individuals in the following amounts: Timothy Mclnerney (27,500), Michael Weiser (10,000), Lindsay Rosenwald (5,000), David Tanen (5,000), and Scott Katzmann (2,500).
(4) Includes shares convertible upon the exercise of underlying warrants. Warrants were assigned by Paramount to the following individuals in the following amounts: Timothy Mclnerney (45,000), Lindsay Rosenwald (30,000), Scott Katzmann (30,000), Michael Weiser (10,000), and David Tanen (3,250).
(5) Includes (a) 2,434,792 shares of common stock and 35,000 warrants to purchase 35,000 shares of common stock held by Lindsay A. Rosenwald, M.D.,
    (b) 780,578 shares of common stock of CTI issuable upon conversion of 1,688 shares of Series D preferred stock, 257,219 warrants to purchase 257,219 shares of common stock, and 250,143 shares of common stock held by The Aries Master Fund, a Cayman Island exempted company, (c) 316,301 shares of common stock of CTI issuable upon conversion of 684 shares of Series D preferred stock, 104,229 warrants to purchase 104,229 shares of common stock, and 118,371 shares of common stock held by Aries Domestic Fund L.P. ("Aries I"), (d) 24,509 shares of common stock of CTI issuable upon conversion of 53 shares of Series D preferred stock, 8,076 warrants to purchase 8,076 shares of common stock, and 18,866 shares of common stock, held by Aries Domestic Fund II. L.P. ("Aries II"). Paramount Capital Asset Management, Inc. ("PCAM") is the general partner of each of Aries I and Aries II and the investment manager of the The Aries Master Fund. Dr. Rosenwald is the chairman and sole shareholder of PCAM.
(6) The shares listed in this column represent each shareholder's portion of a total of 3,000,000 shares of common stock of CTI that may be issued upon the earlier of the approval of a new drug application for arsenic trioxide by the FDA or January 13, 2005. Of the 3,000,000 shares of common stock that may be issued, CTI's shareholders must approve the issuance of 2,000,000 of such shares of common stock. This number also represents shares that may be issued upon the surrender by certain shareholders of their restricted share certificates to CTI.
(7) The shares listed in this column include each shareholder's portion of a total of 3,000,000 shares of common stock of CTI as described in Note (6).

                              PLAN OF DISTRIBUTION

   CTI is registering all shares on behalf of certain selling shareholders. All of the shares originally were issued by us. CTI will receive no proceeds from this offering. The selling shareholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling shareholders will act independently of CTI in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

  . an exchange distribution in accordance with the rules of such exchange,

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

  . in privately negotiated transactions.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

   The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised CTI that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. CTI will make copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   CTI will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  . the name of each such selling shareholder and of the participating broker-dealer(s),

  . the number of shares involved,

  . the price at which such shares were sold,

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  . other facts material to the transaction.

   In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, CTI will file a supplement to this prospectus.

   CTI will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for CTI by Wilson Sonsini Goodrich & Rosati, PC San Francisco, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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   We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Cell Therapeutics, Inc.....................................................   1
Risk Factors...............................................................   1
Use of Proceeds............................................................  10
Where You Can Find More Information........................................  10
Selling Shareholders.......................................................  11
Plan of Distribution.......................................................  13
Legal Matters..............................................................  14
Experts....................................................................  14

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                        [Cell Therapeutics, Inc. Logo]


                                 COMMON STOCK

                                 NO PAR VALUE


                               -----------------

                                  PROSPECTUS

                               -----------------


                                         , 2000

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by CTI in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

   SEC Registration Fee............................................... $ 22,729
   Legal Fees and Expenses............................................   50,000
   Accounting Fees and Expenses.......................................   10,000
   Printing Fees......................................................   18,000
   Transfer Agent Fees................................................    2,500
   Miscellaneous......................................................    1,000
                                                                       --------
     Total............................................................ $104,229
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of CTI's Restated Bylaws provides for indemnification of CTI's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of CTI also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by CTI for such purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant's Restated Articles of Incorporation (Exhibit 4.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

   CTI has entered into an indemnification agreement with each of its executive officers and directors in which CTI agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. CTI agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by CTI's Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by CTI on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of CTI in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by CTI.

   CTI has entered into Registration Rights Agreements with the selling holders. Such agreements provide for indemnification by such selling holders of the Company and its officers and directors, and by the Company of such selling holders, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

  2.1* Merger Agreement dated as of January 7, 2000 among PolaRx
       Biopharmaceuticals, Inc., Cell Therapeutics, Inc. and PolaRx
       Biopharmaceuticals Acquisition Corp.
  5.1  Opinion of Wilson Sonsini Goodrich & Rosati
 23.1  Consent of Ernst & Young LLP, Independent Auditors
 23.2  Consent of Wilson Sonsini Goodrich & Rosati (included in the Opinion of
       Wilson Sonsini Goodrich & Rosati filed as Exhibit 5.1 hereto)
 24.1  Power of Attorney (included on page II-4 of this registration statement)

--------
* Previously filed with CTI's Form 8-K filed on January 25, 2000.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on this 1st day of May, 2000.

                                          CELL THERAPEUTICS, INC.

                                          By  /s/ James A. Bianco, M.D.
                                             __________________________________
                                                  James A. Bianco, M.D.
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Bianco and Louis A. Bianco, and each of them his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of CTI and in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


     /s/ James A. Bianco, M.D.       President, Chief Executive       May 1, 2000
____________________________________ Officer and Director
       James A. Bianco, M.D.         (Principal Executive
                                     Officer)


       /s/ Louis A. Bianco           Executive Vice President,        May 1, 2000
____________________________________ Finance and Administration
          Louis A. Bianco            (Principal Financial
                                     and Accounting Officer)


      /s/ Max E. Link, Ph.D.         Chairman of the Board and        May 1, 2000
____________________________________ Director
         Max E. Link, Ph.D.


    /s/ Jack W. Singer, M.D.         Director                         May 1, 2000
____________________________________
        Jack W. Singer, M.D.


       /s/ Jack L. Bowman            Director                         May 1, 2000
____________________________________
           Jack L. Bowman


    /s/ Jeremy L. Curnok Cook        Director                         May 1, 2000
____________________________________
       Jeremy L. Curnock Cook

             Signature                           Title                    Date
             ---------                           -----                    ----


   /s/ Wilfred E. Jaeger, M.D.       Director                         May 1, 2000
____________________________________
      Wilfred E. Jaeger, M.D.


    /s/ Mary O'Neil Mundinger        Director                         May 1, 2000
____________________________________
       Mary O'Neil Mundinger


 /s/ Phillip M. Nudelman, Ph.D.      Director                         May 1, 2000
____________________________________
     Phillip M. Nudelman, Ph.D.

                               INDEX TO EXHIBITS

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
  2.1*   Merger Agreement dated as of January 7, 2000 among PolaRx
         Biopharmaceuticals, Inc., Cell Therapeutics, Inc. and PolaRx
         Biopharmaceuticals Acquisition Corp.

  5.1    Opinion of Wilson Sonsini Goodrich & Rosati

 23.1    Consent of Ernst & Young LLP, Independent Auditors

 23.2 Consent of Wilson Sonsini Goodrich & Rosati (included in the Opinion of WSGR filed as Exhibit 5.1)

 24.1 Power of Attorney (included on page II-4 of this registration statement)

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* Previously filed with CTI's Form 8-K filed on January 25, 2000.